UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  )*

Under the Securities Exchange Act of 1934

Healthwell Acquisition Corp. I
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

42227R208**
(CUSIP Number)

August 6, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** Reflects the CUSIP number for the Issuers Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant (the Units).

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Master Fund, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
37,440 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
37,440 shares
9		aggregate amount beneficially owned by each reporting person
37,440 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.1%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
37,440 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
37,440 shares
9		aggregate amount beneficially owned by each reporting person
37,440 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.1%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
95,280 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
95,280 shares
9		aggregate amount beneficially owned by each reporting person
95,280 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.4%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
755,520 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
755,520 shares
9		aggregate amount beneficially owned by each reporting person
755,520 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
CO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
755,520 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
755,520 shares
9		aggregate amount beneficially owned by each reporting person
755,520 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
755,520 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
755,520 shares
9		aggregate amount beneficially owned by each reporting person
755,520 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
755,520 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
755,520 shares
9		aggregate amount beneficially owned by each reporting person
755,520 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
755,520 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
755,520 shares
9		aggregate amount beneficially owned by each reporting person
755,520 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
3.0%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Fund (Delaware), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
71,760 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
71,760 shares
9		aggregate amount beneficially owned by each reporting person
71,760 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.3%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo A-N Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
71,760 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
71,760 shares
9		aggregate amount beneficially owned by each reporting person
71,760 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.3%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Fund I, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,440,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,440,000 shares
9		aggregate amount beneficially owned by each reporting person
1,440,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.8%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,440,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,440,000 shares
9		aggregate amount beneficially owned by each reporting person
1,440,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.8%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo SPAC Management I GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,440,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,440,000 shares
9		aggregate amount beneficially owned by each reporting person
1,440,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
5.8%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,400,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,400,000 shares
9		aggregate amount beneficially owned by each reporting persony
2,400,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
9.6%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,400,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,400,000 shares
9		aggregate amount beneficially owned by each reporting person
2,400,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
9.6%
12		type of reporting person (See Instructions)
OO

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,400,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,400,000 shares
9		aggregate amount beneficially owned by each reporting person
2,400,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
9.6%
12		type of reporting person (See Instructions)
PN

CUSIP No. 42227R208

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
2,400,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
2,400,000 shares
9		aggregate amount beneficially owned by each reporting person
2,400,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
9.6%
12		type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

Healthwell Acquisition Corp. I

(b)	Address of Issuer’s Principal Executive Offices

1001 Green Bay Rd. #227

Winnetka, IL 60093

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”); (ii) Apollo Atlas Management, LLC (“Atlas Management”); (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (v) Apollo ST Fund Management LLC (“ST Management”); (vi) Apollo ST Operating LP (“ST Operating”); (vii) Apollo ST Capital LLC (“ST Capital”); (viii) ST Management Holdings, LLC (“ST Management Holdings”); (ix) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”); (x) Apollo A-N Credit Management, LLC (“A-N Credit Management”); (xi) Apollo SPAC Fund I, L.P. (“SPAC Fund I”); (xii) Apollo SPAC Management I, L.P. (“SPAC Management I”); (xiii) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”) (xiv) Apollo Capital Management, L.P. (“Capital Management”); (xv) Apollo Capital Management GP, LLC (“Capital Management GP”); (xvi) Apollo Management Holdings, L.P. (“Management Holdings”); (xvii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

SPAC Fund I, Atlas, PPF Credit Strategies, Credit Strategies and A-N Credit each holds securities of the Issuer.

Atlas Management serves as the investment manager of Atlas. Credit Strategies is the sole member of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. A-N Credit Management serves as the investment manager for A-N Credit. SPAC Management I serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is SPAC Management I GP.

Capital Management serves as the sole member of Atlas Management, A-N Credit Management and SPAC Management I GP, and as the sole member and manager of ST Management Holdings. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The principal office of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Atlas and Credit Strategies are each an exempted company incorporated in the Cayman Islands with limited liability. SPAC Fund I is a Cayman Islands exempted limited partnership. Atlas Management, PPF Credit Strategies, ST Management, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I GP, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, A-N Credit, SPAC Management I, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Class A common stock, par value $0.0001 per share (the “Common Stock”).

(e)	CUSIP Number

42227R208 (Reflects the CUSIP number for the Issuers Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant (the Units).)

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G. The Common Stock reported herein are held in the form of units (the “Units”). Each Unit consists of one share of Common Stock and one-half of one redeemable warrant. Each whole redeemable warrant entitles the holder thereof to purchase one share of Common Stock upon the consummation of the Issuer’s initial business combination (“Initial Business Combination”), as described in more detail in the Issuer’s Prospectus filed with the SEC on August 4, 2021 (the “Prospectus”). Each warrant will become exercisable on the later of 30 days after the completion of the Issuer’s Initial Business Combination and 12 months from the effective date of the Prospectus, and will expire five years after the completion of the Issuer’s Initial Business Combination or earlier upon redemption or liquidation. In accordance with Rule 13d-3(d)(1) regarding securities which represent a right to acquire an underlying security, each Unit has been reported herein as representing the beneficial ownership of one (1) share of Common Stock.

(a)	Amount beneficially owned:

Atlas	37,440
Atlas Management	37,440
PPF Credit Strategies	95,280
Credit Strategies	755,520
ST Management	755,520
ST Operating	755,520
ST Capital	755,520
ST Management Holdings	755,520

A-N Credit	71,760
A-N Credit Management	71,760
SPAC Fund I	1,440,000
SPAC Management I	1,440,000
SPAC Management I GP	1,440,000
Capital Management	2,400,000
Capital Management GP	2,400,000
Management Holdings	2,400,000
Management Holdings GP	2,400,000

Atlas, PPF Credit Strategies, Credit Strategies, A-N Credit, and SPAC Fund I each disclaims beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b) Percent of class:

Atlas	0.1%
Atlas Management	0.1%
PPF Credit Strategies	0.4%
Credit Strategies	3.0%
ST Management	3.0%
ST Operating	3.0%
ST Capital	3.0%
ST Management Holdings	3.0%
A-N Credit	0.3%
A-N Credit Management	0.3%
SPAC Fund I	5.8%
SPAC Management I	5.8%
SPAC Management I GP	5.8%
Capital Management	9.6%
Capital Management GP	9.6%
Management Holdings	9.6%
Management Holdings GP	9.6%

The percentages are based on 25,000,000 shares of Common Stock outstanding as of August 5, 2021, as disclosed in the Issuer’s Current Report on Form 8-K filed on August 6, 2021.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	37,440
Atlas Management	37,440
PPF Credit Strategies	95,280
Credit Strategies	755,520
ST Management	755,520
ST Operating	755,520
ST Capital	755,520
ST Management Holdings	755,520
A-N Credit	71,760
A-N Credit Management	71,760
SPAC Fund I	1,440,000
SPAC Management I	1,440,000
SPAC Management I GP	1,440,000
Capital Management	2,400,000
Capital Management GP	2,400,000
Management Holdings	2,400,000
Management Holdings GP	2,400,000

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	37,440
Atlas Management	37,440
PPF Credit Strategies	95,280
Credit Strategies	755,520
ST Management	755,520
ST Operating	755,520
ST Capital	755,520
ST Management Holdings	755,520
A-N Credit	71,760
A-N Credit Management	71,760
SPAC Fund I	1,440,000
SPAC Management I	1,440,000
SPAC Management I GP	1,440,000
Capital Management	2,400,000
Capital Management GP	2,400,000
Management Holdings	2,400,000
Management Holdings GP	2,400,000

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 16, 2021

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo Credit Strategies Master Fund Ltd.,
its sole member

	By:	Apollo ST Fund Management LLC,
its investment manager

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Management I, L.P.,
its investment manager

	By:	Apollo SPAC Management I GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO SPAC MANAGEMENT I, L.P.

By:	Apollo SPAC Management I GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO SPAC MANAGEMENT I GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President